Exhibit 99.1

FOR IMMEDIATE RELEASE                                       Contact:                   Zac Nagle
January 10, 2013                                                                                                 Vice President,
Investor Relations and Communications
713-753-5082
investors@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Provides Update to Fiscal Year 2012 Guidance;
Announces Fiscal Year 2013 Guidance

HOUSTON, Texas - KBR Inc. (NYSE:KBR) announced today that the company now expects fiscal year 2012 earnings per diluted share between $1.95 to $2.10 excluding the third quarter 2012 goodwill impairment charge. This is below the company’s previously communicated guidance range of between $2.60 and $2.80 excluding the third quarter 2012 goodwill impairment charge. The company indicated the reduction in the guidance range for 2012 is the result of significant project charges the company expects to take in the company’s Minerals and U.S. Construction businesses, both in the fourth quarter of 2012 as well as higher than expected labor cost absorption expenses.

Also, KBR expects fiscal year 2013 earnings per diluted share between $2.45 to $2.90, which includes the following:

•	Capital expenditures guidance between $80 million to $100 million, including approximately $50 million to $60 million associated with the company’s ERP implementation

•	General and administrative expense guidance between $230 million and $250 million, including approximately $30 million to $40 million associated with the company’s ERP implementation

•	Overall effective tax rate range of approximately 26% to 28%

•	Share count of approximately 148 million shares outstanding

“We are clearly disappointed with our outlook for the 2012 fourth quarter and have taken steps to resolve the issues giving rise to these charges,” said Bill Utt, Chairman, President and Chief Executive Officer. “As we look forward to 2013, as a result of the delays in late 2012 awards, we expect the first half of 2013 to be in the range of $0.90 to $1.10 with the second half progressively stronger as existing projects continue to ramp-up, other projects close out and new awards pick-up during the first half of 2013. Overall, the guidance does not include any material 2013 earnings contributions from major new Hydrocarbons awards.”

KBR plans to host a conference call on Friday, January 11, 2013, at 8:00 AM Central Time (9:00 AM Eastern Time) to discuss the updated fiscal year 2012 and initiated fiscal year 2013 guidance. The call is being webcast by Thomson Reuters and can be accessed through the KBR website at www.kbr.com, under the Investor Relations section. The webcast is also being distributed through the Thomson Reuters StreetEvents network. Individual investors can listen to the call at www.earnings.com, the Thomson Reuters individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (www.streetevents.com), a password-protected event management site.

A replay of the conference call will be available on the website for seven days following the call. Also, a replay may be accessed by telephone at (888) 203-1112, passcode 6171484.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 22, 2012, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.